Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

JM GLOBAL HOLDING COMPANY

JM Global Holding Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “JM Global Holding Company”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on April 10, 2015 (the “Original Certificate”).

2.	This Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

3.	This Amended and Restated Certificate amends and restates the provisions of the Original Certificate.

4.	Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

Article I. NAME

The name of the corporation is JM Global Holding Company.

Article II. PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

Article III. REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV. CAPITALIZATION

Section 4.01 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 16,000,000 shares, consisting of 15,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.02 Preferred Stock. Subject to Article IX hereof, the Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.03 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. Subject to the provisions in Article IX hereof, the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate, or in any Preferred Stock Designation, at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate, or in a Preferred Stock Designation, the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate or any amendment to any Preferred Stock Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate or any Preferred Stock Designation.

(b) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the provisions of Article IX hereof and any other provisions of this Amended and Restated Certificate, as it may be amended from time to time, the holders of Common Stock shall be entitled to receive ratably such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor.

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the provisions of Article IX hereof and any other provisions of this Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive ratably all the remaining assets of the Corporation available for distribution to its stockholders.

Section 4.04 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V. BOARD OF DIRECTORS

Section 5.01 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate and any Bylaws adopted by the stockholders.

Section 5.02 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

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(b) Subject to Section 5.05 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate and the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term. Subject to Section 5.05 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.05 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.03 Newly Created Directorships and Vacancies. Subject to Section 5.05 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.04 Removal. Subject to Section 5.05 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.05 Preferred Stock - Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate or any Preferred Stock Designation and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI. BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders upon obtaining (i) the affirmative vote of the holders of at least a majority of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) any other vote of the holders of any class or series of capital stock of the Corporation required by applicable law or by this Amended and Restated Certificate or any Preferred Stock Designation; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Article VII. MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.01 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer or President of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the stockholders shall have no right to call a special meeting.

Section 7.02 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.03 Action by Written Consent. Subsequent to the consummation of the Corporation’s initial public offering of securities (the “Offering”), any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

Article VIII. LIMITED LIABILITY; INDEMNIFICATION

Section 8.01 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.02 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.02 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.02 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.02(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.02 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

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(c) Any repeal or amendment of this Section 8.02 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.02, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.02 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnity and to advance expenses to persons other than indemnitees.

Article IX. BUSINESS COMBINATION REQUIREMENTS; EXISTENCE

Section 9.01 General.

(a) The provisions of this Article IX shall apply during the period commencing upon the effectiveness of this Amended and Restated Certificate and terminating upon the consummation of the Corporation’s initial Business Combination and no amendment to this Article IX shall be effective (i) prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least ninety percent (90%) of all then outstanding shares of the Common Stock or (ii) in connection with the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least a majority of the then outstanding shares of the Common Stock.

(b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriter’s over-allotment option) and certain other amounts specified in the Corporation’s registration statement on Form S-1, as initially filed with the Securities and Exchange Commission on June 16, 2015, as amended (the “Registration Statement”), shall be deposited in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, Inc. , as trustee, pursuant to a trust agreement described in the Registration Statement. Holders of shares of the Corporation’s Common Stock included as part of the units sold in the Offering (including the over-allotment option thereof) (the “Offering Shares”) (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are Zhong Hui Holding Limited (the “Sponsor”), or officers or directors of the Corporation, or any of their respective affiliates) are referred to herein as “Public Stockholders.”

Section 9.02 Redemption Rights.

(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all Public Stockholders with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.02(b) and 9.02(c) hereof (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) for cash equal to the applicable redemption price per share determined in accordance with Section 9.02(b) hereof (the “Redemption Price”); provided, however, that the Corporation shall not redeem Offering Shares to the extent that such redemption would cause the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued in connection with the Offering.

(b) If the Corporation offers to redeem the Offering Shares other than in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, the Corporation shall offer to redeem the Offering Shares upon the consummation of the initial Business Combination, to the extent funds are lawfully available therefor and subject to the Redemption Limitation and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of the initial Business Combination, pursuant to a tender offer in accordance with Rule 13e-4 and Regulation 14E of the Exchange Act (such rules and regulations hereinafter called the “Tender Offer Rules”), at a price per share equal to the Redemption Price calculated in accordance with the provisions of this Section 9.02(b). In connection with such tender offer, the Corporation shall file tender offer documents with the Securities and Exchange Commission that contain substantially the same financial and other information about the initial Business Combination and the Redemption Rights as is required under Regulation 14A of the Exchange Act (such rules and regulations hereinafter called the “Proxy Solicitation Rules”), even if such information is not required under the Tender Offer Rules; provided, however, that if a stockholder vote is required by law to approve the proposed initial Business Combination, or the Corporation decides to hold a stockholder vote on the proposed initial Business Combination for business or other legal reasons, the Corporation shall offer to redeem the Offering Shares, to the extent funds are lawfully available therefor and subject to the Redemption Requirement and any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of any initial Business Combination, pursuant to a proxy solicitation in accordance with the Proxy Solicitation Rules (and not the Tender Offer Rules), at a price per share equal to the Redemption Price calculated in accordance with the provisions of this Section 9.02(b). If the Corporation offers to redeem the Offering Shares pursuant to a tender offer in accordance with the Tender Offer Rules (and the Corporation has not otherwise withdrawn the tender offer), the Redemption Price per share of the Common Stock payable to holders of Offering Shares that validly tender their Offering Shares pursuant to such tender offer shall be equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the date of the commencement of the tender offer, including any amounts representing interest earned on the Trust Account and not previously released to, or reserved for use by, the Corporation for the payment of taxes or working capital expenses, by (ii) the total number of then outstanding Offering Shares. If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on the proposed initial Business Combination pursuant to a proxy solicitation, the Redemption Price per share of the Common Stock payable to holders of Offering Shares that properly exercise their Redemption Rights (irrespective of whether they voted in favor of or against the Business Combination) will be equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the initial Business Combination, including any amounts representing interest earned on the Trust Account and not previously released to, or reserved for use by, the Corporation for the payment of taxes or working capital expenses, by (b) the total number of then outstanding Offering Shares. Whether the Corporation conducts the redemption pursuant to the Tender Offer Rules or in conjunction with a proxy solicitation, the Redemption Price shall not be less than $10.00 per share of Common Stock (regardless of whether or not the underwriter’s over-allotment option is exercised).

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(c) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination pursuant to a proxy solicitation, each Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13(d)(3) of the Exchange Act), shall be restricted from seeking Redemption Rights with respect to 20.0% or more of the total Offering Shares. Notwithstanding the foregoing, the restriction set forth in this Section 9.02(c) shall not apply to the Sponsor or to parties associated with the Sponsor that purchase Offering Shares.

(d) If the Corporation has not consummated a Business Combination within 24 months from the date of the completion of the Offering, excluding any exercise of the underwriter’s over-allotment option) (the “Initial Closing”), the Corporation shall (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, but in any event no later than ten (10) business days thereafter, subject to funds being lawfully available therefor, redeem the Offering Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to the Corporation for working capital purposes, the payment of taxes or dissolution expenses, by (B) the total number of then outstanding Offering Shares, which redemption will extinguish rights of the Public Stockholders as stockholders of the Corporation with respect to their Offering Shares (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board in accordance with applicable law, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed Business Combination only if (i) such initial Business Combination is approved by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock and (ii) the redemption of all shares of Common Stock validly tendered would not cause the Corporation to exceed the Redemption Limitation or violate or be unable to meet any limitations (including but not limited to cash requirements) agreed to in connection with the negotiation of terms of the initial Business Combination.

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Section 9.03 Distributions from the Trust Account.

(a) A Public Stockholder shall be entitled to receive funds from the Trust Account with respect to Offering Shares held by such Public Stockholder only (i) as provided in Section 9.02(d) hereof or (ii) as provided in Sections 9.02(a), 9.02(b) and 9.07 hereof. In no other circumstances shall a Public Stockholder have any right or interest of any kind in or to distributions from the Trust Account with respect to his, her or its Offering Shares, and no stockholder other than a Public Stockholder shall have any interest in or to the Trust Account.

(b) Payment of the amounts necessary to satisfy the Redemption Rights properly exercised shall be made as promptly as practicable after the consummation of the initial Business Combination and the delivery of shares by the applicable stockholder.

(c) Each Public Stockholder that does not exercise Redemption Rights with respect to its Offering Shares shall retain his, her or its interest in the Corporation represented by such Offering Shares and shall be deemed to have given his, her or its consent to the payment of funds from the Trust Account to Public Stockholders exercising their Redemption Rights and, following such payment, the release of the funds remaining in the Trust Account to the Corporation.

(d) The Corporation may reject any Offering Shares tendered to the Corporation by a Public Stockholder in connection with his, her or its exercise of Redemption Rights if such Offering Shares are not properly tendered, and Redemption Rights are not properly exercised, in accordance with the specific procedures set forth by the Corporation in any applicable tender offer or proxy statement materials.

Section 9.04 Issuance of Shares or Debt Securities. Prior to the consummation of the Corporation’s initial Business Combination, the Corporation shall not issue any additional shares of capital stock of the Corporation or any debt securities that would entitle the holders thereof to receive funds from the Trust Account or vote on any Business Combination proposal.

Section 9.05 Transactions with Affiliates.

(a) If the Corporation enters into an agreement with respect to an initial Business Combination with a target business that is affiliated with the Sponsor, any other person that is a stockholder of the corporation prior to the completion of the Offering (together, the “Initial Stockholders”) or the directors or officers of the Corporation, or the Corporation partners with an Initial Stockholder or an affiliate of an Initial Stockholder in its pursuit of an initial Business Combination, then the Corporation, or a committee of directors of the Corporation who do not have interest in the transaction, shall obtain an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority (“FINRA”) and reasonably acceptable to Cantor Fitzgerald & Co. (“Cantor”) that such Business Combination is fair to the stockholders of the Corporation from a financial point of view.

Section 9.06 No Transactions with Other Blank Check Companies. The Corporation shall not enter into a Business Combination with another blank check company, as such term is defined in Rule 419 of the Securities Act, or a similar company with nominal operations.

Section 9.07 Additional Redemption Rights.  If, in accordance with Section 9.01(a), any amendment is made to Section 9.02(d) that would affect the substance or timing of the Corporation’s obligation to redeem 100% of the Offering Shares if the Corporation has not consummated a Business Combination within 24 months from the date of the Initial Closing, the Corporation shall offer to redeem the Offering Shares upon the approval of any such amendment, at a per-share price, payable in cash, equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the approval of such amendment, including any amounts representing interest earned on the Trust Account, less any interest previously released to, or reserved for use by, the Corporation for the payment of taxes or working capital expenses, by (ii) the total number of then outstanding Offering Shares; provided, however , that any such redemption shall be subject to the Redemption Limitation.

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Section 9.08 Minimum Value of Target. So long as the Corporation’s securities are listed on the Nasdaq or another national securities exchange, the Corporation’s initial Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the balance of the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time the Corporation signs a definitive agreement to enter into the initial Business Combination. The fair market value of the target or targets shall be determined by the Board based upon one or more standards generally accepted by the financial community. If the Board is not independently able to determine the fair market value of the target business or businesses, the Corporation will (a) retain an independent investment banking firm that is a member of FINRA and reasonably acceptable to Cantor to determine the fair market value of the target business or businesses and (b) obtain an opinion from such independent investment banking firm that such an initial business combination is fair to the Corporation’s stockholders from a financial point of view.

Article X. CORPORATE OPPORTUNITY

The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors or in circumstances where the application of any such doctrine would conflict with any of his or her current or future fiduciary duties or contractual obligations.

Article XI. AMENDMENT OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that Article IX of this Amended and Restated Certificate may be amended only as provided therein.

IN WITNESS WHEREOF, JM Global Holding Company has caused this Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf as of the 23rd day of July, 2015.

JM GLOBAL HOLDING COMPANY

By:	/s/ Tim Richerson
Name: Tim Richerson
Title: Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]

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